ULURU NEWS

Contact: Company
Helmut Kerschbaumer
President & Acting CEO
Terry K. Wallberg
Vice President & CFO
(214) 905-5145

ULURU INC. ANNOUNCES

•	AGREEMENT WITH ALTRAZEAL TRADING GmbH;
•	EXPANSION OF ALTRAZEAL® DISTRIBUTION NETWORK; and
•	UPDATE ON RECENT PRODUCT SHIPMENTS.

Addison, Texas, December 28 2015; ULURU Inc. (OTCQB: ULUR).

AGREEMENT WITH ALTRAZEAL TRADING GmbH

On May 14, 2015, ULURU Inc. (the “Company”) announced it would be acquiring the 75% ownership of Altrazeal Trading GmbH (“Altrazeal Trading”) not already owned by the Company (the “AT Acquisition”).  Altrazeal Trading held the rights to distribute the Company’s patented Altrazeal® wound dressing in the Designated Territories listed below. As previously disclosed, the completion of the AT Acquisition was delayed due to certain due-diligence activities and other matters.

Today, we are pleased to announce the Company, Altrazeal Trading and IPMD GmbH (“IPMD”) have executed a License Purchase and Termination Agreement (the “LPTA”) and that the AT Acquisition has been terminated.  Pursuant to the terms of the LPTA, the Company has (i) acquired from Altrazeal Trading and IPMD certain territorial distribution agreements and related distribution consulting agreements, under which local distributors will distribute Altrazeal® products in various countries in the Designated Territories, and (ii) the Company, Altrazeal Trading, and IPMD have terminated the License and Supply Agreement dated January 11, 2012.

As a consequence (i) the relationship between each of the local Designated Territory distributors will now be a direct one between each local Designated Territory distributor and the Company; and (ii) neither Altrazeal Trading nor its direct and controlled affiliates will have any rights or interest in any of the Company’s products or any ongoing relationship with the local Designated Territory distributors.  The Company will not acquire any facilities, employees, marks or other aspects of the business of Altrazeal Trading and of IPMD.

Under the terms of the LPTA, the Company has agreed to pay Altrazeal Trading and IPMD, collectively, a net transfer fee of €2,273,771, which is net of amounts owed by Altrazeal Trading to the Company.  The Company is permitted and intends to satisfy the net transfer fee obligation through the issuance of 6,536,847 shares of common stock (i.e.; shares of common stock issued at approximately $0.38 per share), together with warrants to purchase 653,686 shares of common stock with an exercise price of $0.68 per share.  The Company has also agreed to purchase up to €88,834 in Altrazeal® product inventory and to pay €56,512 as reimbursement for professional expenses.

Commenting on the transaction, Helmut Kerschbaumer, Acting President and CEO, stated, “The execution and implementation of the LPTA marks the commencement of rationalizing the Company’s operations and brings a conclusion to an acquisition process with respect to Altrazeal Trading that was started many months ago.  The Company and the Board continue to work on recalibrating the Company’s business plan, cost structure, sales processes, and capital structure with the intent of identifying solutions that will enhance shareholder value.  We intend to present these plans to shareholders in the coming weeks, including possible plans to further consolidate and integrate activities associated with the Company’s portfolio of technologies and products”.

The Designated Territories covered by the LPTA include the European Union, the Middle East, Australia, New Zealand, North Africa, and the Balkan States.

EXPANSION OF ALTRAZEAL® DISTIRBUTION NETWORK

The Company is pleased to announce that an exclusive agreement for the marketing and distribution of Altrazeal® across various countries in Latin America was recently finalized.  The agreement was concluded between Altrazeal AG, a licensee with rights to distribute Altrazeal®in Latin America, and a regional distributor with a presence in each of Venezuela, Peru, Chile, Colombia, and Costa Rica.  Registration of Altrazeal® in each of these markets will begin shortly and it is anticipated that product shipments will commence in the coming months.

A separate exclusive agreement for the marketing and distribution of Altrazeal® in Kenya, Tanzania, Ruanda, and Uganda was also finalized.

UPDATE ON RECENT PRODUCT SHIPMENTS

During the fourth quarter of 2015, the Company has been able to fulfill product orders previously placed and has shipped approximately 40,000 Altrazeal® blisters, collectively, to Italy, Saudia Arabia, Kenya, and Singapore.  Further updates on the financial performance of the Company in the fourth quarter will be presented as part of the Company’s financial results when they are released.

About ULURU Inc.:

ULURU Inc. is a specialty pharmaceutical company focused on the development of a portfolio of wound management and oral care products to provide patients and consumers improved clinical outcomes through controlled delivery utilizing its innovative Nanoflex® Aggregate technology and OraDisc™ transmucosal delivery system.  For further information about ULURU Inc., please visit our website at www.uluruinc.com.  For further information about Altrazeal®, please visit www.Altrazeal.com.

ULURU Inc. (OTCQB: ULUR) trades on the OTCQB Venture stage marketplace for early stage and developing U.S. and international companies. Companies are current in their reporting and undergo an annual verification and management certification process. Investors can find Real-Time quotes and market information for the company on www.otcmarkets.com.

This press release contains certain statements that are forward-looking within the meaning of Section 27a of the Securities Act of 1933, as amended.  These statements are subject to numerous risks and uncertainties, including but not limited to the risk that the Company will not be able to successfully manage the distribution relationships it has acquired, that the Company will not be able to achieve or expand revenues in the Designated Territories, that licensing agreements in Latin American, Kenya, Tanzania, Ruanda, and Uganda will not bring material additional revenue to the Company, that the Company will not have sufficient capital to exploit this opportunity or otherwise continue as a going concern and the risk factors detailed in the Company’s Annual Report on Form 10-K for the year ended December 31, 2014, and other reports filed by us with the Securities and Exchange Commission.